Exhibit 99.1

SAMSONITE CORPORATION, MANSFIELD

For Immediate Release

Contacts:
CFO
Richard H. Wiley
44 (0)20 8564 4203

Investor Relations
Sarah Merefield CFA
44 (0)20 8564 4205

Samsonite Reports Second Quarter Fiscal 2008 Results

Mansfield, Massachusetts, September 13, 2007 —SAMSONITE CORPORATION (OTC Bulletin Board: SAMC.OB) today reported revenue of $292.9 million, operating income of $16.8 million and net loss to common stockholders of $7.0 million, or net loss of $0.01 per common share, for the quarter ended July 31, 2007. These results compare to revenue of $257.5 million, operating income of $13.9 million and net loss to common stockholders of $6.0 million, or net loss of $0.03 per common share, for the second quarter of the prior year. Operating income was reduced by charges of $3.9 million in fiscal 2008 and $4.9 million in fiscal 2007 for the write-off of deferred offering costs related to terminated secondary stock offerings which were commenced but not completed in both years, as well as restructuring charges of $0.3 million in fiscal 2008 and $1.8 million in fiscal 2007. The restructuring charges relate to the closure of the Company’s Denver, Colorado facilities and related consolidation of its corporate functions in its Mansfield, Massachusetts office and the planned relocation of its distribution function from the Company’s Denver, Colorado facilities to Jacksonville, Florida.

For the six months ended July 31, 2007, revenue was $557.6 million, operating income was $36.3 million and net loss to common stockholders was $10.0 million, or net loss of $0.01 per common share. These results compare to revenue of $498.5 million, operating income of $33.1 million and net loss to common stockholders of $5.0 million, or net loss of $0.02 per common share, for the first half of the prior year. Operating income reflects deductions for restructuring charges of $1.6 million in fiscal 2008 and $1.8 million in fiscal 2007, the write-off of deferred stock offering costs of $3.9 million and $4.9 million in fiscal 2008 and fiscal 2007 respectively, and a charge for asset impairment of $1.6 million in fiscal 2007. The fiscal 2007 asset impairment charge relates to the closure of the Company’s manufacturing plant in Samorin, Slovakia. Net income for the prior year includes a benefit of $1.4 million or $0.01 per common share, relating to the cumulative effect of an accounting change. Without this benefit, the prior year net loss to common stockholders would have been $6.4 million or $0.03 per common share.

Samsonite Corporation, 575 West St, Suite 110, Mansfield MA 02048 Phone (508) 851-1400 Fax (508) 851-8715

Adjusted EBITDA (earnings before interest, taxes, depreciation and amortization, as adjusted to exclude certain items of other income and expense, minority interests, write-off of deferred stock offering costs, restructuring charges, asset impairment charges, stock-based compensation expense, ERP system implementation expenses, preferred stock dividends, and to include realized currency hedge gains and losses), a measure of core business cash flow, was $32.4 million for the second quarter of the current year compared to $30.7 million for the second quarter of the prior year. For the first six months of fiscal 2008, adjusted EBITDA was $63.2 million compared with $59.9 million for the first six months of fiscal 2007.

Chief Executive Officer, Marcello Bottoli, stated: “The Company posted a robust second quarter performance, underscoring the continuing success of our strategy to transform Samsonite into the world’s leading travel lifestyle brand. Sales during the quarter increased 13.7% (10.8% on a constant currency basis), with solid progress in each major region. Importantly, subsequent to the slowdown in shipments experienced in our North American operations in the first quarter, due to the implementation of our new ERP system in February 2007, we saw a return to near normal shipments and store in-stock percentages in the second quarter. Sales in North America grew 5.6% in the period, following an 11.0% decline in the first quarter. Overall, I am very pleased with the Company’s performance. We continue to strengthen our position in every market segment and have built a solid platform for future growth. Looking ahead, we look forward to continuing our successful journey together with CVC Capital Partners”.

Richard Wiley, Chief Financial Officer, commented: “The company continues to deliver increased Adjusted EBITDA, while simultaneously achieving top line growth -the latter driven by growth in the Asian region, price increases and the consolidation of new joint ventures in Asia and the U.S., subsequent to their acquisition in the second quarter of fiscal 2007. Adjusted EBITDA rose 5.6% to $32.4 million in the second quarter, an increase of $1.7 million over the prior year. Second quarter gross profit margins rose 270 basis points year-on-year to reach 52.9%, driven by a combination of price increases, increased sales of higher margin products and lower fixed manufacturing and direct product costs. The Company continues to make good progress on its working capital efficiency, with average net working capital efficiency improving 40 basis points over the prior year second quarter, to 15.3% of sales”.

Samsonite is one of the world’s largest manufacturers and distributors of luggage and markets luggage, casual bags, business cases and travel-related products under brands such as SAMSONITE® Black Label, SAMSONITE®, AMERICAN TOURISTER®, LACOSTE® and TIMBERLAND®.

NON-GAAP DISCLOSURES: A summary of the Company’s calculation of Adjusted EBITDA, a reconciliation of Adjusted EBITDA to net income (loss), and a summary of the Company’s earnings (losses) under generally accepted accounting principles are attached as part of this release. As calculated by the Company, “Adjusted EBITDA” includes earnings before interest, taxes, depreciation and amortization, as adjusted to exclude certain items of other income and expense, minority interests, write-off of deferred stock offering costs, restructuring charges, asset impairment charges, stock-based compensation expense, ERP project expenses, preferred stock dividends, and to include realized currency hedge gains and losses. Adjusted EBITDA is not intended to replace operating income, net income, cash flow or any other measures of performance and liquidity under generally accepted accounting principles in the U.S. (“GAAP”). Rather, Adjusted EBITDA is a measure of operating performance that investors may consider in addition to such other measures. Adjusted EBITDA provides no information on a company’s capital structure, borrowings, interest costs, capital expenditures, and working capital movement or tax position. Adjusted EBITDA does not represent funds available for discretionary use by the Company because those funds are required for debt service, capital expenditures, working capital, and other commitments and obligations. The Company believes Adjusted EBITDA is, nevertheless, a measure of operating performance commonly reported and widely used by analysts, investors and other interested parties because it eliminates differences in financial capitalization and tax structures as well as non-cash and non-operating charges to earnings. The Company’s lenders also use EBITDA-based measures, which may differ from Adjusted EBITDA, to test compliance with certain covenants. The Company also believes that disclosure of these figures is meaningful to investors because they provide information about the Company’s operating performance without giving effect to certain charges and costs that are not reflective of ongoing operations, thereby facilitating company-to-company comparisons and analysis of the Company’s results from its core business. These measures are not intended to replace operating income (loss) and net income (loss) as measures of operating performance under GAAP. The Company also uses Adjusted EBITDA (modified for currency caused fluctuations) for incentive compensation purposes.

Certain statements contained herein constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. They can often be recognized by words such as “proposed,” “may,” “will,” “anticipate,” “believe,” “estimate,” “intend,” “plan” and “expect”, and similar expressions (and their negatives). Forward-looking statements involve numerous assumptions, known and unknown risks, uncertainties and other factors that may cause actual and future performance or achievements of the Company to be materially different from any future estimated results, performance or achievements express or implied by such forward-looking statements. These factors include, among others, events which negatively affect consumer confidence or travel levels; general economic and business conditions, including foreign currency fluctuations; complications associated with our implementation of SAP information management software; changes in interest rates; reliance on third party manufacturers; changes in consumer demands and fashion trends; changes in methods of distribution and customer purchasing patterns; factors associated with our concentrated voting stock; factors associated with or exacerbated by our leveraged capital structure; and competition. More information on the risks, uncertainties and other factors affecting Samsonite Corporation may be obtained from the Company’s filings with the United States Securities and Exchange Commission. Forward-looking statements are believed to be accurate as of the date of this release, and the Company undertakes no obligation to update or revise said statements as a result of future events.

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Samsonite Corporation Earnings and Adjusted EBITDA Summary
July 31, 2007 and 2006
(in thousands, except per share data)

	Three months ended		Six months ended
	July 31,		July 31,
	2007	2006	2007	2006
	(unaudited)		(unaudited)
Net sales	$292,864	257,506	$557,559	498,482
Cost of goods sold	137,855	128,214	261,953	245,959
Gross profit	155,009	129,292	295,606	252,523

Selling, general and admniistrative expenses	137,506	113,359	257,018	215,686
Amortization of intangible assets	379	246	735	397
Asset impairment charge	—	—	—	1,623
Restructuring expense, excluding portion in cost of goods sold	275	1,755	1,577	1,755
Operating income	16,849	13,932	36,276	33,062

Interest expense and amortization of debt issue costs	(11,190)	(7,197)	(19,720)	(14,273)
Interest income and other income (expense), net	(1,778)	1,090	(3,444)	582

Income before income taxes, minority interests and cumulative effect of an accounting change	3,881	7,825	13,112	19,371
Income tax expense	(7,581)	(7,707)	(16,298)	(13,756)
Minority interests in earnings of subsidiaries	(3,310)	(2,191)	(6,778)	(4,187)
Net income (loss) before cumulative effect of an accounting change and preferred stock dividends	(7,010)	(2,073)	(9,964)	1,428
Cumulative effect of an accounting change	—	—	—	1,391

Net income (loss)	(7,010)	(2,073)	(9,964)	2,819
Preferred stock dividends	—	(3,957)	—	(7,837)

Net income (loss) to common stockholders	$(7,010)	(6,030)	$(9,964)	(5,018)

Net income (loss) per common share—basic and diluted
Income (loss) per common share before cumulative effect of an accounting change and preferred stock dividends	$(0.01)	$(0.01)	$(0.01)	$0.01
Cumulative effect of an accounting change	—	—	—	0.01
Net income (loss) per common share—basic and diluted	$(0.01)	$(0.03)	$(0.01)	$(0.02)

Weighted average shares outstanding—basic and diluted	742,253	227,175	742,133	227,167

Net income (loss) to common stockholders reconciled to Adjusted EBITDA
Net income (loss) to common stockholders	$(7,010)	(6,030)	$(9,964)	(5,018)
Cumulative effect of an accounting change	—	—	—	(1,391)
Preferred stock dividends	—	3,957	—	7,837
Interest expense and amortization of debt issue costs	11,190	7,197	19,720	14,273
Interest income	(281)	(701)	(526)	(1,272)
Other (income) expense, net	2,059	(389)	3,970	690
Income tax expense	7,581	7,707	16,298	13,756
Minority interests in earnings of subsidiaries	3,310	2,191	6,778	4,187
Depreciation expense	5,703	4,830	10,775	9,965
Amortization of intangible assets	379	246	735	397
Asset impairment	—	—	—	1,623
Realized currency hedge gains	(301)	58	(301)	58
Restructuring charges and expenses	601	2,798	1,903	2,798
ERP system implementation expense	3,876	2,449	7,293	4,054
Write-off of deferred stock offering costs	3,873	4,931	3,873	4,931
Stock compensation expense	1,444	1,474	2,670	3,042
Adjusted EBITDA	$32,424	30,718	$63,224	59,930